As filed with the Securities and Exchange Commission on March 11, 2021

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

RAPT Therapeutics, Inc.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	47-3313701 (I.R.S. Employer Identification No.)

561 Eccles Avenue South San Francisco, California (Address of Principal Executive Offices)	94080 (Zip Code)

2019 Equity Incentive Plan

2019 Employee Stock Purchase Plan

(Full titles of the plans)

Brian Wong

President and Chief Executive Officer

RAPT Therapeutics, Inc.

561 Eccles Avenue

South San Francisco, California 94080

(Name and address of agent for service)

(650) 489-9000

(Telephone number, including area code, of agent for service)

Copies to:

Michael Tenta

Cooley LLP

3175 Hanover Street

Palo Alto, California 94304

(650) 843-5000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $0.0001 per share
– 2019 Equity Incentive Plan	990,934 shares (2)	$15.91 (4)	$15,765,760	$1,720
– 2019 Employee Stock Purchase Plan	240,336 shares (3)	$13.52 (5)	$3,249,343	$355
Total	1,231,270 shares		$19,015,103	$2,075

(1)

Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of common stock, par value $0.0001 per share (the “Common Stock”), of RAPT Therapeutics, Inc. (the “Registrant”) that become issuable under the plans set forth herein by reason of any stock dividend, stock split, recapitalization, or other similar transaction effected that results in an increase to the number of outstanding shares of Registrant’s Common Stock, as applicable.

(2)

Represents additional shares of Common Stock that were automatically added to the shares reserved for future issuance under the Registrant’s 2019 Equity Incentive Plan (the “2019 Plan”) on January 1, 2021 pursuant to an “evergreen” provision contained in the 2019 Plan. Pursuant to such provision, an additional number of shares will automatically be added annually to the shares authorized for issuance under the 2019 Plan on January 1 of each year, for a period of not more than ten years, commencing on January 1, 2020 and ending on (and including) January 1, 2029, in an amount equal to (a) 4% of the total number of shares of the Registrant’s capital stock outstanding on December 31 of the preceding calendar year or (b) a lesser number of shares of Common Stock designated by action of the Registrant’s board of directors prior to the first day of any calendar year.

(3)

Represents additional shares of Common Stock that were automatically added to the shares reserved for future issuance under the Registrant’s 2019 Employee Stock Purchase Plan (the “2019 ESPP”) on January 1, 2021 pursuant to an “evergreen” provision contained in the 2019 ESPP. The 2019 ESPP provides that an additional number of shares will automatically be added annually to the shares authorized for issuance under the 2019 ESPP on January 1 of each year, commencing on January 1, 2020 and ending on (and including) January 1, 2029, in an amount equal to the least of (a) 1% of the total number of shares of the Registrant’s capital stock outstanding on December 31 of the preceding calendar year, (b) 240,336 shares of Common Stock and (c) a number of shares of Common Stock designated by action of the Registrant’s board of directors prior to the first day of any calendar year.

(4)

Estimated in accordance with Rule 457(c) and Rule 457(h) promulgated under the Securities Act solely for the purpose of calculating the registration fee, on the basis of $15.91 per share, which is the average of the high and low prices of the Registrant’s Common Stock, as reported on the Nasdaq Global Market on March 5, 2021, rounded up to the nearest cent.

(5)

Estimated in accordance with Rule 457(c) and Rule 457(h) promulgated under the Securities Act solely for the purpose of calculating the registration fee, on the basis of $13.52 per share, which is the average of the high and low prices of the Registrant’s Common Stock, as reported on the Nasdaq Global Market on March 5, 2021, multiplied by 85% (the percentage of the price per share applicable to purchases under the 2019 ESPP).

EXPLANATORY NOTE

The Registrant is filing this Registration Statement for the purpose of registering an additional 1,231,270 shares of the Registrant’s Common Stock, comprised of: (i) 990,934 shares of Common Stock to be issued pursuant to the Registrant’s 2019 Plan and (ii) 240,336 shares of Common Stock to be issued pursuant to the Registrant’s 2019 ESPP.

Pursuant to General Instruction E of Form S-8, the contents of the Registrant’s Registration Statement on Form S-8 filed with the Securities and Exchange Commission (the “Commission”) on November 1, 2019 (File No. 333-234448) and the Registration Statement on Form S-8 filed with the Commission on March 30, 2020 (File No. 333-237487) are hereby incorporated in this Registration Statement by reference to the extent not replaced hereby.

PART II

ITEM 3.	INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The following documents filed by the Registrant with the Commission are incorporated by reference into this Registration Statement:

(a) The Registrant’s Annual Report on Form 10-K (File No. 001-38997) for the fiscal year ended December 31, 2020, filed with the SEC on March 11, 2021.

(b) All other reports of the Registrant filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) since the end of the fiscal year covered by the Registrant’s Annual Report referred to in (a) above (other than information in any Current Report on Form 8-K deemed to have been furnished and not filed in accordance with the rules of the Commission and, except as may be noted in any such Form 8-K, exhibits filed on such Form 8-K that are related to such information).

(c) The description of the Registrant’s Common Stock which is contained in a registration statement on Form 8-A on July 22, 2019 (File No.  001-38997) under the Exchange Act, including any amendment or report filed for the purpose of updating such description, including Exhibit 4.2 to the Registrant’s Annual Report on Form 10-K (File No. 001-38997) for the fiscal year ended December 31, 2019, filed with the SEC on March 30, 2020.

(d) All other reports and documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (other than Current Reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits furnished on such form that relate to such items) on or after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part of this Registration Statement from the date of the filing of such reports and documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document that also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 8.	EXHIBITS

The exhibits to this Registration Statement are listed below.

Exhibit Number	Exhibit Description	Incorporated by Reference				Filed Herewith
		Form	File No.	Exhibit No.	Filed On
4.1	Amended and Restated Certificate of Incorporation	8-K	001-38997	3.1	11/04/19
4.2	Amended and Restated Bylaws	8-K	001-38997	3.2	11/04/19
4.3	Form of Common Stock Certificate	S-1	333-232572	4.1	07/22/19
4.4	RAPT Therapeutics, Inc. 2019 Equity Incentive Plan	S-1	333-232572	10.4	07/22/19
4.5	Form of Restricted Stock Unit Award Agreement and Grant Notice for RAPT Therapeutics, Inc. 2019 Equity Incentive Plan	S-1	333-232572	10.6	07/22/19
4.6	Form of Stock Option Agreement and Grant Notice for RAPT Therapeutics, Inc. 2019 Equity Incentive Plan	S-1	333-232572	10.5	07/22/19
4.7	RAPT Therapeutics, Inc. 2019 Employee Stock Purchase Plan	S-1	333-232572	10.7	07/22/19
5.1	Opinion of Cooley LLP					X
23.1	Consent of Independent Registered Public Accounting Firm					X
23.2	Consent of Cooley LLP. Reference is made to Exhibit 5.1 to this Registration Statement					X
24.1	Power of Attorney. Reference is made to the signature page of this Registration Statement					X

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of South San Francisco, State of California on March 11, 2021.

RAPT THERAPEUTICS, INC.

By:	/s/ Brian Wong, M.D., Ph.D.
Brian Wong, M.D., Ph.D.
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Brian Wong and Rodney Young, and each or any one of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their, his or her substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Brian Wong, M.D., Ph.D. Brian Wong, M.D., Ph.D.	President, Chief Executive Officer and Director (principal executive officer)	March 11, 2021

/s/ Rodney Young Rodney Young	Chief Financial Officer and Secretary (principal financial officer and principal accounting officer)	March 11, 2021

/s/ William Rieflin William Rieflin	Chair of the Board of Directors	March 11, 2021

/s/ Michael F. Giordano, M.D. Michael F. Giordano, M.D.	Director	March 11, 2021

/s/ Peter Svennilson Peter Svennilson	Director	March 11, 2021

/s/ Mary Ann Gray, Ph.D. Mary Ann Gray, Ph.D.	Director	March 11, 2021

/s/ Linda Kozick Linda Kozick	Director	March 11, 2021

/s/ Wendye Robbins, M.D. Wendye Robbins, M.D.	Director	March 11, 2021